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                     December 29, 2022

       Joo Mi Kim
       Chief Financial Officer
       Qualys, Inc
       919 E. Hillsdale Boulevard, 4th Floor
       Foster City, CA 94404

                                                        Re: Qualys, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed on February
22, 2022
                                                            File No. 001-35662

       Dear Joo Mi Kim:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Raj Judge